                                  CODESHARE AGREEMENT

         This Codeshare Agreement (the "Agreement"), dated as of September 4,
2001, is entered into by and between Frontier Airlines, Inc. ("Frontier"), a corporation organized under the laws of Colorado, and Mesa Airlines, Inc.
("Mesa"), a corporation organized under the laws of Nevada.

         WHEREAS, Frontier wishes to expand its route network to offer new competitive services in additional markets, and to enhance Frontier's existing route network by increasing frequency of service on certain routes;

         WHEREAS, Mesa is an operator of regional jet aircraft;

         WHEREAS, Frontier is hub carrier at Denver;

         WHEREAS, Mesa has no services at Denver;

         WHEREAS, Mesa and Frontier wish to collaborate to provide new services, where neither Frontier nor Mesa could economically and efficiently do so independently;

         WHEREAS,  Frontier and Mesa wish to enter into this Agreement whereby
         Mesa will carry the "F9" code on the routes identified in Annex B;

         NOW THEREFORE, In consideration of the mutual covenants and promises in this Agreement, Frontier and Mesa hereby agree as follows:

1.       DEFINITIONS

         1.1      Capitalized terms used in this Agreement, unless the context otherwise requires or expressly provides, shall have the
                  meanings setforth in Annex A.

         1.2      It is agreed that accepted industry procedures and any
                  existing agreements relating to the interlining of passengers and baggage, including those industry procedures set forth in the ATA Resolution 5.65 (Interline Traffic Agreement -
                  Passengers) for carriage solely within and between the United
                  States, Canada, Puerto Rico and the U.S. Virgin Islands, shall apply to the provision of air transport and the related
                  transactions contemplated by this Agreement, except to the extent inconsistent or in conflict with the terms of this
                  Agreement.

2.       CODESHARE SERVICE

         2.1      The parties shall mutually designate certain flights as
                  Codeshared Flights, whereby Mesa will carry Frontier's "F9"
                  designator code on the city-pair routes identified in Annex B.

                           2.1.1    The parties shall use commercially
                                    reasonable efforts to meet the target
                                    implementation dates specified in Annex B.
                                    Provided, however, that these target dates
                                    are subject to change in light of any
                                    necessary regulatory approvals, operational
                                    constraints, and the delivery of aircraft.

                           2.1.2    Frontier shall cooperate in promptly
                                    publishing all Codeshared Flights in the
                                    Airline Guides, Reservations Systems and
                                    CRSs.

                           2.1.3    Mesa reserves the right to discontinue
                                    Codeshared Flights on any specific route,
                                    flight or schedule, and in the event of such
                                    discontinuation, Frontier shall cooperate in
                                    publishing the resulting changes in the
                                    Airline Guides, Reservations Systems and
                                    CRSs.

                           2.1.4    Mesa shall have no obligation to extend
                                    Codeshared Flights to other routes or to
                                    maintain operations on any route; no such
                                    obligation can be created by any oral
                                    statements or representations or course of
                                    dealing, but only by express written
                                    agreement.

                           2.1.5    Mesa shall have the sole and exclusive right
                                    to operate flights using the F9 code on the
                                    Mesa Exclusive Routes; provided, however,
                                    that Mesa shall have no obligation to
                                    operate flights on the Mesa Exclusive R
                                    Routes.  Mesa agrees to provide Frontier
                                    with ninety (90) days prior advance written
                                    notice of intention to provide service on
                                    any Mesa Exclusive Route.

                           2.1.6    Mesa shall have the right, but not the
                                    obligation, to operate at least fifty
                                    percent (50%) of all flights operating under
                                    the F9 code on the Mesa Minimum Service
                                    Routes specified in Annex C.

         2.2      Detailed procedures for implementing this Agreement will be set forth in the procedures manual prepared by the parties in conjunction with this Agreement (the "Procedures Manual").  The parties will use their best commercially reasonable efforts to finalize the Procedures
                  Manual prior to program implementation.  The Procedures Manual, including any amendments or supplements thereto agreed in writing between the parties from time to time is incorporated by reference into and made a part of this Agreement; provided, however, that in the event of a conflict between a provision of this Agreement and any provision of the Procedures Manual, as amended and supplemented, the terms of this Agreement shall prevail.

         2.4      In the event of any flight delay or cancellation that requires a
                  Codeshared Passenger to be involuntarily rerouted or denied boarding and denied boarding compensation is paid on the operating carriers ticket stock or the Mesa special service ticket stock, as the case may be, to such passenger, the party causing such involuntarily rerouting or denied boarding shall bear all reasonable associated costs arising out of its actions.  Each of the parties agrees to provide seat availability, subject to reasonable capacity
                  limitations, on their respective flights in connection with vouchers awarded to passengers in connection with this Section. Settlement of the costs associated with the involuntary rerouting or denied boarding will be conducted through the ACH and subject to ACH
                  policies and procedures.   Notwithstanding the foregoing, Frontier
                  agrees to provide customer service support in the event of a flight delay or cancellation at its Customer Service Counter at Denver
                  International Airport.  In addition, baggage handling and settlement of baggage handling claims shall be in accordance with existing tariffs and the Trade Practice Manual of the Air Transport
                  Association or the IATA Resolutions and Recommended Practices Manual,
                  whichever is applicable.

         2.5      The parties shall use commercially reasonable efforts to coordinate their service schedules and to consider schedule and route changes suggested by Frontier to maximize program passengers and revenue and to maximize the convenience and minimize the waiting time of passengers making connections between the Codeshared Flights and other flights operated by the parties; provided, however, that neither party is obligated to operate specific flights or service schedules and each party retains the right to determine the service schedules of its own flights, including, without limitations, the right to reduce flights, add new flights and discontinue flights and cities or airports served.  Each party agrees to notify the other party as soon as practicable, but not less than sixty (60) days unless otherwise agreed to by the parties, in advance of any schedule change to a Codeshared Flight or a connecting Frontier-operated flight. If Frontier suspends or terminates service to a particular market shall be solely responsible for transferring the reservations of such passengers to other carriers or making alternative arrangements. If Mesa suspends or terminates service to a particular market it will pay Frontier five dollars ($5.00) per PNR to transfer the reservations of such passengers to other carriers.  Frontier will charge Mesa the net expense of ticketing passengers on a
                  reaccomodation basis through the ACH.

         2.6      The Conditions of Carriage of Frontier (as modified from time to time) shall govern the transportation of Codeshared Passengers on the
                  Codeshared Flights, except that if there are any material differences between the operating rules and procedures of Mesa, and those operating rules and procedures that apply to Frontier-operated flights, such material differences shall be described in the
                  Procedures Manual and Frontier shall disclose the same in its
                  Conditions of Carriage.

         2.7      The Operating Carrier has final authority and responsibility concerning the operation and safety of the aircraft and its passengers.  In emergencies, the parties shall adhere to the emergency procedures for
                  Codeshared Passengers set forth in the Procedures Manual.

         2.8      Upon request by Mesa, Frontier agrees to provide Mesa with ticketing, gate and ground handling services at Denver International Airport and stations where both carriers operate based on a "per turn" fee to be agreed to by the parties and subject to a separate ground handling agreement.  Subject to the provisions in Section 3.4, Mesa shall be responsible for the cost of gates, facilities, and the build-out of such at each station.  Mesa will also be responsible for providing all the equipment necessary for its operations at each station.  Mesa shall be responsible for securing gates at Denver International
                  Airport.

3.       IMPLEMENTATION EXPENSES

         3.1.    Each party shall bear its own automation costs and expenses associated with the services contemplated by this Agreement.  Mesa shall retain the right under this Agreement to convert to Mesa's reservation system, utilize Mesa ticket stock and operate a dual code
                  (YV) on the Mesa local markets.

         3.2      Frontier and Mesa will share the cost and expense (on a 80/20 basis)
                  of roadside, exterior, check-in concourse, gate and baggage service signage placed at airports and city ticket offices identifying
                  Frontier in locations served by the Codeshared Flights in order to facilitate travel on the Codeshared Flights.  Frontier will be responsible for installing and maintaining all such signage, but the parties will mutually determine which party will obtain any necessary formal or informal approvals from appropriate airport or other authorities to install such signage.

         3.3      Each party shall retain all rights, titles and interests in systems, software, equipment and facilities funded by it.

         3.4      In the event that Frontier enters a market previously served by Mesa as a
                  Codeshared Flight, Frontier agrees to: (i) assume Mesa's lease at the airport ; (ii) reimburse Mesa for the EDS line and phone system installations; (iii) reimburse Mesa for all start-up training costs for those employees currently employed by Mesa at such location; (iv)
                  reimburse Mesa for all unamortized reasonable costs of the build out of facilities at such location; and (v) offer to purchase from Mesa or assume the lease of any equipment, including but not limited to computers, printers, and ground support equipment, owned or leased by
                  Mesa at the airport at a price equal to the fair market value.
                  Notwithstanding the foregoing, in the event that the then above mentioned facilities or equipment is not suitable for Frontier's operations due to the size or type of aircraft, Frontier shall not be responsible for such reimbursement.

4.       INVENTORY CONTROL AND PROCEDURES

         4.1      Frontier will ticket Codeshared Passengers using available CRS inventory (free sale environment) as set forth in the Procedures Manual.  The parties will map inventory classes of the Codeshared Flights to inventory classes of Frontier as set forth in the Procedures Manual.  The parties will endeavor to map the average coupon value of Frontier'
                  inventory classes to comparable classes of Mesa to provide nondiscriminatory access for bookings made by Frontier for passengers yielding comparable revenue values, provided however that Mesa will retain sole and ultimate control over the management of seat inventory availability on Codeshared Flights that are operated by
                  Mesa.

         4.2      Frontier shall provide authorized Mesa individuals restricted access to
                  Frontier's CRS partition.  Each day Frontier will transmit to Mesa a file containing daily booking information on each Codeshared Flight.
                  Each day Frontier shall accept from Mesa daily updated authorization levels for each Codeshared Flight.

5.       MARKETING, RESERVATIONS AND PRODUCT DISPLAY

         5.1      The Codeshared Flights will be marketed and promoted by Frontier under its flight designator code.  Frontier agrees to promote the
                  Codeshared Flights throughout the term of this Agreement through sales, advertising, and promotional support to enhance the interline
                  exchange of passengers between the parties.    Each party shall
                  ensure that its respective advertising and promotions shall comply with all applicable governmental laws, rules and regulations.
                  Frontier shall comply with 14 C.F.R. Section 399.88 and any other applicable rules regarding the disclosure and holding out of
                  Codeshared Flights provided for herein.

         5.2      Reservations for passengers using the services described in this Agreement will be made by Frontier on a non-discriminatory basis in accordance with Frontier's established methods and procedures.  For passengers originating their travel at points other than those served by Mesa under this Agreement, either on Frontier's system or on the systems of other airlines, connecting reservations to the services of Mesa will also be on a non-discriminatory basis in accordance with currently established industry methods and practices.  In all cases,
                  Frontier will confirm the reservations of  Mesa's passengers through the entire itinerary of their scheduled trips.  When a contact number is supplied by the passengers making such reservations, Frontier will assume the responsibility of notifying passengers of any changes in
                  Mesa's schedules or operations, provided that Mesa furnishes Frontier with advance notice as set forth in Section 2.5 of such changes.

         5.3      Frontier may identify the Codeshared Flights, to the extent permitted by governmental rules and regulations, in Airline Guides, Timetables,
                  CRS' and Reservations Systems using Frontier' flight designator code.  Any costs incurred for the publication of Codeshared Flights or connections to and from such flights in Airline Guides, CRSs and
                  Reservation Systems shall be borne by Frontier.  Each party shall include the Codeshared Flights in its internal Reservations Systems.

         5.4      Frontier will publish schedules for Mesa in cites served by Mesa but not served by Frontier.  The format and nature of such schedules shall be consistent with schedules published by Frontier in cities not served by Mesa.

         5.5      Frontier and Mesa will mutually cooperate to create an interline agreement to transport cargo on an interline basis, provided the agreement makes sound business sense to both parties.  This agreement will be developed and executed separate to this Codeshare Agreement.

         5.6      Mesa will actively pursue codeshare agreements with other codeshare partners of Frontier. Upon reaching such agreements, Frontier will be allowed to market codeshare to codeshare service.  Under these agreements,
                  Frontier will only be allowed to recover its costs in the manner prescribed in Section 6.

6.       TRAFFIC DOCUMENT ISSUANCE AND SETTLEMENT

         6.1      Frontier shall establish, publish and sell through passenger fares.
                  Passenger revenues will be allocated to each carrier based upon the straight rate/prorate formula (as set forth in detail in section
                  6.6), unless the division of such revenue is otherwise mutually agreeable to Frontier and Mesa.

         6.2      Mesa shall establish, publish, sell and collect local fares applicable to travel within Mesa Exclusive Routes. Unless otherwise provided herein, Mesa shall be paid its local fares for passengers traveling solely on Mesa's flights in accordance with industry and
                  Clearing House practices.

         6.3      Flight coupons for use on the Codeshared Flights may be issued by either party, or by third parties with whom the parties from time to time have interline traffic agreements.

         6.4      All flight coupons on Codeshared Flights shall be sent to and retained by Mesa and shall be billed by Mesa to Frontier or the third-party Ticketing Carrier, as applicable, using the standard interline process of the ACH (as set forth in detail in section
                  6.5).    Settlement of other charges between the carriers will be
                  invoiced and payable through the ACH.
         6.5      Mesa shall remit to Frontier the interline service charge as published by the
                  ACH for all commissionable flight coupons billed under this Agreement for passengers traveling solely on Mesa flights (i.e., passengers who do not connect to/from a Frontier flight).

         6.6      Marketing Carrier Tickets issued by Frontier or Mesa for wholly-domestic itineraries shall be settled in accordance with standard industry straight rate proration as defined in the Passenger Proration Manual based on construction of "highY" fare values, which shall be agreed to by the parties in advance of commencing Codeshared Flights and the parties agree to review such rates on a quarterly basis if necessary or requested by the parties.  For fare verification purposes, the applicable published fare is that filed with the U.S. Department of
                  Transportation or shown in Air Tariff or Airline Passenger Tariff in
                  PIPPS (Passenger Interline Prorate System) in effect on the date that the passenger's ticket is issued. For example, if the Mesa's segment construction Y fare OKC- DEN  is $100 and the Frontier segment construction Y fare for DEN- SEA $400, the dollar value of the
                  OKC-SEA ticket would be divided 20% to Mesa and 80% to Frontier.

                  For itineraries involving an international segment (excluding Canada and other countries that are treated as "domestic" for proration purposes under the ACH rules), proration will be based on the procedures of the Multilateral Prorate Agency as published in the
                  IATA Revenue Accounting Manual.  Marketing Carrier Tickets issued by parties other than Frontier or Mesa shall be settled in accordance with any proration or similar agreements then in force between Mesa and the Ticketing Carrier.

         6.7      Frontier and Mesa will enter into an industry standard Ticketing and Baggage
                  Agreement that will become part of this Agreement. Each carrier will use its own ticket stock associated for special service ticket items.
                  Any other matters not specifically addressed in this Agreement, which require the collecting of fees or issuance of ticket stock, will be subject to the rules of the ACH.

         6.8      In consideration for the reservation services, CRS fees, credit card charge commissions, and certain ticketing services provided by
                  Frontier under this Agreement, Mesa agrees to pay to Frontier  five dollars ($5.00) per passenger fee that involves passengers flying solely on Mesa routes.  Frontier shall bill Mesa on a monthly basis and such billing shall be conducted through the ACH and subject to the ACH policies and procedures..

         6.9      In the case of a rejected credit card or a returned check, Frontier may recover through the ACH any funds paid to Mesa associated with such rejected credit card or returned check.

7.       TRAINING

         7.1      Except as otherwise agreed, each party shall provide or arrange, at its own cost and expense, all initial and recurring training of its personnel (and its travel agents) to facilitate the Codeshared
                  Flights and operations at airports served by the Codeshared Flights, reservations and ticket offices and other points of contact between the parties and with the public.  This training shall include passenger service, reservations and sales activities and in-flight service involving the Codeshared Flights, all as more fully described in the Procedures Manual.

         7.2      Frontier and Mesa shall share any training materials developed to support the Codeshared Flights; provided that the copyright and all other propriety rights to any materials exchanged shall remain with the party who originally developed such materials. Notwithstanding,
                  Mesa shall only be responsible for procedures training as set forth in the Procedures Manual.  Any changes to the Procedures Manual must be agreed to by both Frontier and Mesa.

8.       SECURITY

         The parties shall cooperate in matters of security procedures, requirements and obligations at all airports served by the Codeshared Flights in accordance with the Procedures Manual.  The Operating Carrier reserves the right to apply at its sole expense the provisions of its own security programs to the carriage of all passengers, baggage and cargo on board the Codeshared
         Flights.  Such provisions may include any then applicable procedures used for the physical screening of passengers, baggage or cargo, interviewing of passengers and/or selective loading of baggage or cargo. Mesa will be liable for only the security costs related to local market passengers traveling solely on Mesa flights.

9.       AIRCRAFT MAINTENANCE AND CLEANING

         The Operating Carrier shall have sole responsibility for the maintenance and cleaning of its leased and owned aircraft and other equipment used in connection with the Codeshared Flights.  Maintenance of such aircraft and equipment must, at a minimum, comply with the standards imposed by the relevant aviation  authorities.

10.      FREE AND REDUCED RATE TRANSPORTATION

         Unless otherwise provided by relevant agreements between the Operating Carrier and other parties neither party shall be entitled to ticket travel industry non-revenue, discounted (i.e., AD, ID, etc.) or free travel on the Codeshared
         Flights.

11.      FREQUENT FLYERS

         11.1     Frontier may offer to participants in the Frontier Frequent Flyer program only (and not participants in any other frequent flyer program with which Frontier may have a participation agreement) the opportunity to accrue and redeem Frontier mileage on the Codeshared
                  Flights.  Mileage accrual on Codeshared Flights will be calculated by and awarded to Frontier Frequent Flyer participants at Frontier' sole discretion.  Mesa shall have sole and exclusive control of frequent flyer capacity awarded in each route for award travel on Codeshared
                  Flights for Frontier Frequent Flyer program members; provided, however such average frequent flyer capacity on Mesa flights shall not be less than seven percent("FF Seat Availability").

         11.2     Within five (5) days after (a) issuance or receipt of notice of termination of this Agreement or (b) receipt of notice of
                  discontinuance of designated Codeshared Flights for any reason,
                  Frontier will discontinue issuing Marketing Carrier Tickets as frequent flyer awards for travel on the discontinued flights where such travel is to occur after the effective date of such termination or discontinuance and Mesa shall have no further obligations under this Agreement.

         11.3     Frontier shall administer its Frequent Flyer Program in a manner that is consistent with the parties' respective obligations under this
                  Agreement and in accordance with all applicable laws.  Frontier shall be solely responsible for the promotion and administration of its
                  Frequent Flyer Program, including without limitation, processing of member enrollments, determining eligibility for award travel, issuance of all award certificates and tickets, recording of mileage accruals, redemption's and other account activity, preparation and distribution of account statements, responding to member inquiries and other customer services.  The advertising and promotional materials disseminated by Frontier respecting mileage accrual or redemption on the Codeshared Flights shall, to the extent
                  practicable, place the public on notice that availability of such accruals and redemption's will terminate in the event of the termination of this Agreement or discontinuance of designated
                  Codeshared Flights.  In the event either party gives notice of termination of this Agreement, Frontier at its expense will advise members of its Frequent Flyer Program in accordance with program rules of the impending termination and the restrictions on post-termination award travel on the Codeshared Flights.

         11.4    Mesa will have no responsibility or liability for Frontier' promotion or administration of its Frequent Flyer Program and Frontier shall indemnify, defend and hold harmless the Operating Carrier Indemnified
                 Party (as defined in Section 15.2) against any and all Damages caused by, arising out of or relating to Frontier' promotion or
                 administration (whether proper or improper) of its Frequent Flyer
                 Program.  This indemnity shall survive the termination of this
                 Agreement.

12.      TRADEMARKS AND CORPORATE IDENTIFICATION

         12.1     Each of Frontier and Mesa acknowledges for all purposes that any and all logos, trademarks, service marks and trade names of the other, whether registered or not, are and shall at all times remain the exclusive property of the other and may not be used in a manner not authorized without the prior written consent of such party, except as set forth herein.  Each of Frontier and Mesa further acknowledges that any goodwill or other rights which arise as a result of the use by it of the other party's marks as permitted under this Agreement shall accrue solely to the benefit of the party owning such marks, whether registered or not.

         12.2     Each of Frontier and Mesa hereby grants to the other, a
                  non-exclusive, non-transferable, royalty-free license for the terms of this Agreement to use their respective service marks ("Frontier"
                  for Frontier and "Mesa"  for Mesa, each a "Licensed Trademark"), subject to the terms and conditions set forth in this Section 12.
                  This license is limited to the use of the Licensed Trademarks in connection with the advertising and promotion of the Codeshared
                  Flights contemplated by this Agreement.

         12.3     Each party agrees to use the Licensed Trademarks only in a manner approved in advance and in writing by the party owning such Licensed
                  Trademarks.  Each Licensed Trademark shall be marked with an(R)or TM or SM or other symbol.
         12.4     Each party agrees that all advertising and promotional materials bearing the Licensed Trademarks in relation to air transport services contemplated by this Agreement shall meet the quality and
                  presentation standards as set forth by the party owning the relevant
                  Licensed Trademark.

         12.5     Each party has sole discretion to determine the acceptability of both the quality and presentation of advertising and promotional materials using its Licensed Trademark.
         12.6     Each party is responsible for providing to its own authorized agents and airport locations the agreed promotional materials bearing the
                  Licensed Trademarks.

         12.7     Mesa operated flights under the F9 codeshare will be operated with an aircraft livery that reflects either Mesa or Frontier.

13.      REPRESENTATIONS AND WARRANTIES

         13.1     Each of Frontier and Mesa hereby represents and warrants to the others as follows:

                  a.       It is a duly incorporated and validly existing corporation, in good standing under the laws of its jurisdiction of
                           incorporation; is an air carrier duly authorized to act as such by the government of its country of incorporation; and
                           has the requisite corporate power and authority to enter
                           into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate
                           action.  This Agreement has been duly executed and delivered by it and assuming due authorization, execution and delivery by the other party hereto.  This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that
                           enforceability may be limited or modified by the effect of bankruptcy, insolvency or other similar laws affecting
                           creditors' rights generally and the application of general principles of equity and public policy.

                  b.       The execution, delivery or performance by it of this
                           Agreement, shall not (i) contravene, conflict with or cause a default under (A) any applicable law, rule or regulation binding on it, or (B) any provision of its Charter,
                           Certificate of Incorporation, Bylaws or other documents of corporate governance, or (ii) contravene or cause a breach or violation of any agreement or instrument to which it is a party or by which it is bound, except where such conflict, contravention or breach would not have a material adverse
                           effect on it and its Affiliates taken as a whole or on its ability to perform this Agreement.

                  c.       The execution, delivery and performance by it of this
                           Agreement do not require the consent or approval of or the giving of notice to, the registration with, the recording or filing of any document with, or the taking of any other
                           action in respect of any competent authority, any trustee or holder of any of its indebtedness or obligations any
                           stockholder or any other person or entity, and except where failure to obtain or take such action would not have a
                           material adverse effect on it or a material adverse effect on the transactions contemplated in this Agreement.

         13.2     Each of the foregoing representations and warranties shall survive the execution and delivery of this Agreement.

14.      TERM

         14.1     The term of this Agreement shall commence on the date Codeshared
                  Services begins and shall continue until the fifth year anniversary of such date, unless earlier terminated pursuant to Sections 14.2,
                  18, 24, or as elsewhere provided in this Agreement.  At the expiration of the initial term, this Agreement shall be automatically renewed for additional terms of one year each, unless either party provides written notice to the other party of its intent not to renew this Agreement at least  350 days prior to the end of the initial or any renewal term.

         14.2     This Agreement may be terminated prior to expiration as follows:

                  a.       at any time by mutual written consent of the parties hereto;

                  b.       by the non-breaching party upon the breach of a material
                           term, agreement, covenant, representation or warranty of
                           this Agreement (other than a breach of Section 6.3, 6.4,
                           6.5, or 6.6 of this Agreement or the failure to otherwise
                           pay any sums due pursuant to this Agreement), including a
                           failure to comply with any material obligations and
                           procedures set forth in the Procedures Manual, provided that the non-breaching party provides the breaching party at
                           least 30 days' prior written notice describing the alleged breach with as much particularity as reasonably
                           practicable.  Termination under this Section 14.2.c shall
                           not be effective if the breaching party, (i) corrects such breach within twenty-five (25) days following receipt of
                           such notice, or (ii) if such breach cannot be corrected in such 25-day period, take actions reasonably contemplated to correct such breach and which do correct such breach no
                           later than 30 days following receipt of such notice.

                  c.       by the non-breaching party upon the breach of Section 6 of this Agreement or the failure to otherwise pay any sums due to the non-breaching party pursuant to this Agreement by the other party, after the non-breaching party provides the
                           breaching party at least 15 days' prior written notice
                           describing, with as much particularity as practical the
                           alleged breach and the breaching party does not, within 7
                           days following receipt of such notice, correct such breach;
                           or

                  d.       at any time by Mesa or Frontier upon written notice if the other party (i) makes an assignment for the benefit of
                           creditors; (ii) suspends the payment of or admits in writing its inability to pay, or generally fails to pay, its debts as they become due; (iii) has suspended (as declared by a
                           clearing house) its transactions with banks and/or other
                           financial institutions or proposes or commences a moratorium upon or extension or composition of its debts; (iv) has
                           issued against it any writ, execution, process or abstract of judgment which may have a material adverse effect on it and which is not dismissed, satisfied or stayed within 60
                           days; (v) files a petition for bankruptcy, composition,
                           corporate reorganization, corporate liquidation, arrangement or special liquidation proceedings; or (vi) ceases all or a substantial part of its operations (other than due to Force
                           Majeure as defined in Section 18).

                  e.       if: (i) Mesa's  arrival  performance  as  measured by the DOT for the Denver hub falls one and one-half  percentage  points below Frontier's  arrival  performance for the Denver Hub for four of any five  consecutive  calendar months or (ii) Mesa's
                           flight    completion    factor    (excluding    cancellations
                           attributable to weather,  air traffic control  cancellations,
                           cancellations   resulting  from  an  emergency  airworthiness
                           directive  from  the FAA  affecting  all  aircraft  similarly equipped,  cancellations resulting from the acts or omissions of Frontier or its employees,  including, without limitation, damage to  aircraft)  for the Denver hub falls  below 97% for four of any of five  consecutive  calendar  months  (each,  a
                           "Cancellation  Event"),  Frontier,  at its  election,  may by written notice (a  "Performance  Notice") inform Mesa that if the  Cancellation  Event is not cured within ninety (90) days from receipt of such Performance  Notice (the "Cure Period"),
                           Frontier,  at its  option may give a  Termination  Notice (as defined below).  If the Cancellation  Event relates to Mesa's arrival  performance,  the  cure  shall be  effected  by Mesa bringing its arrival  performance for such hub to a rate that is  equal  to or  above  Frontier's  arrival  performance  as measured  by the  DOT at  the  Denver  hub  during  the  Cure
                           Period.  If the  Cancellation  Event  relates  to the  Mesa's flight completion  factor, the cure shall be effected by Mesa bringing  its flight  completion  factor at the Denver hub to
                           97% or higher  during  the Cure  Period.  If,  after the Cure
                           Period has  expired  and Mesa has not cured the  Cancellation
                           Event as set forth  above,  then  Frontier at any time during the thirty  (30) day period  following  the lapse of the Cure
                           Period  without cure may, upon 60 days' prior written  notice to Mesa  ("Termination  Notice"),  terminate this  Agreement.
                           Frontier  and Mesa shall  provide  each  other  with  written reports,  within  ten days  from  the last day of the  month, containing the necessary data for the above calculations.

         14.3     Subject to Section 14.4, in the event of termination or expiration of this Agreement, Frontier shall take all reasonable actions to confirm and preserve  reservations on the Operating Carrier for passengers scheduled to be traveling on Marketing Carrier Tickets and, as applicable, endorse or otherwise modify or reissue such tickets to permit use on the Operating Carrier.  The Operating Carrier shall accept passengers traveling on such tickets as if such reservations had been booked through the Operating Carrier using ordinary interline procedures but giving effect to the ticket settlement methodology provided in Section 6.4 of this Agreement.

         14.4     In the event that this Agreement is terminated by the Operating Carrier pursuant to Section `4.2.b,c or d, the Operating Carrier, in its sole discretion, may decline any or all passengers scheduled to be traveling on Marketing Carrier Tickets.  The Operating Carrier who
                  terminates this Agreement shall be solely responsible for
                  transferring the reservations of such passengers to other carriers or making other alternative arrangements.

         14.5     Mesa agrees to dedicate five (5) aircraft to Codeshare Flights under this Agreement by April 30, 2002 and Mesa agrees that absent a material adverse change in its business that it will not reduce the size of its fleet in Denver by more than one aircaft every two (2)
                  months.

15.      INDEMNIFICATION

         15.1     Subject to the indemnities provided in Section 15.2(a), Mesa shall indemnify, defend and hold harmless Frontier and its Affiliates and their respective directors, officers, employees and agents
                  (individually a "Marketing Carrier Indemnified Party") from and against any and all Damages arising out of, caused by or occurring in connection with (or alleged to arise out of, be caused by or be occurring in connection with):

                  a.       the death of or injury to persons (other than employees of
                           Marketing Carrier Indemnified Party while performing
                           services required under this Agreement), delay of passengers or delay or loss of or damage to property (including
                           aircraft, baggage or cargo) occurring while such persons or property are under the control or in the custody of, or
                           being transported by, Mesa, (including for the avoidance of doubt, death of or injury to codeshare passengers traveling on Marketing Carrier Tickets that implement limits of
                           liability with respect to passenger claims that differ from those of the Operating Carrier) except to the extent and
                           degree caused by the willful misconduct of a Marketing
                           Carrier Indemnified Party (in which case Frontier shall
                           indemnify Mesa);

                  b.       negligent acts or omissions Mesa which are in any way
                           related to services contemplated by this Agreement to the
                           extent insurable;

                  c.       Mesa's breach of any of its representations or warranties
                           set forth in Section 13 of this Agreement;

                  d.       infringement of a third party's intellectual property or
                           similar rights by Mesa's logos, trademarks, service marks or trade names; or

                  e.       based upon Mesa's provision of or failure to provide
                           carriage or service in conformity with the governing
                           conditions of carriage or orders or regulations binding on the carrier with which the passenger has a contract of
                           carriage.

         15.2     Subject to the indemnities provided in Section 15.1(a), Frontier shall indemnify, defend and hold harmless Mesa and its Affiliates and their respective directors, officers, employees and agents
                  (individually an "Operating Carrier Indemnified Party") against any and all Damages arising out of, caused by or occurring in connection with (or alleged to arise out of, be caused by or be occurring in connection with):

                  a.       the death of or injury to persons (other than employees of the Operating Carrier Indemnified Party while performing
                           services required under this Agreement), delay of passengers or delay or loss of or damage to property (including
                           aircraft, baggage or cargo) occurring while such persons or property are under the control or in the custody of, or
                           being transported by, the Marketing Carrier, (including for the avoidance of doubt, death of or injury to codeshare
                           passengers traveling on Marketing Carrier Tickets that
                           implement limits of liability with respect to passenger
                           claims that differ from those of the Operating Carrier)
                           except to the extent and degree caused by the willful
                           misconduct of a Operating Carrier Indemnified Party (in
                           which case Mesa shall indemnify the Marketing Carrier
                           Indemnified Party

                  b.       negligent acts or omissions of a Marketing Carrier
                           Indemnified Party which are in any way related to services contemplated under this Agreement to the extent insurable;

                  c.       passenger claims based on Frontier' failure to properly
                           issue and complete transportation documentation in
                           accordance with the provisions of the standard IATA, or ATA
                           (as may be appropriate), ticketing procedures, including the failure to put a proper notice of the limits of liability on such documentation or regulatory requirements imposed by
                           governing governmental authorities;

                  d.       Frontier' breach of its representations or warranties set
                           forth in Section 13of this Agreement; or

                  e.       infringement of a third party's intellectual property or
                           similar rights by Frontier' logos, trademarks, service marks or trade names.

         15.3     A party (the "Indemnified Party") that believes it is entitled to indemnification from another party (the "Indemnifying Party")
                  pursuant to the terms of this Agreement with respect to a third party claim shall provide the Indemnifying Party with written notice (an
                  "Indemnification Notice") of such claim (provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure is materially prejudicial to the Indemnifying Party), and the
                  Indemnifying Party shall be entitled, at its own cost and expense and by its own legal advisors, to control the defense of or to settle any such third-party claim.  The Indemnifying Party shall have the right to elect to settle any such claim, for monetary damages only, subject to the consent of the Indemnified Party; provided, however, if the
                  Indemnified Party fails to give such consent to a settlement that has been agreed upon by the Indemnifying Party and the claimant in question within 20 days of being requested to do so, the Indemnified
                  Party shall, assume the defense of such claim or demand and regardless of the outcome of such matter, the Indemnifying Party's liability hereunder shall be limited to the amount of any such proposed settlement.  If the Indemnifying Party fails to take any action against the third-party claim that is the subject of an
                  Indemnification Notice within 30 days of receiving such
                  Indemnification Notice, or otherwise contests its obligation to indemnify the Indemnified Party in connection therewith, the
                  Indemnified Party may, upon providing prior written notice to, but without the further consent of, the Indemnifying Party settle or defend against such third-party claim for the account and at the expense of the Indemnifying Party.  Except as set forth in this
                  Section 15.3, the Indemnified Party shall not enter into any settlement or other compromise or consent to a judgment with respect to a third party claim to which the Indemnifying Party has an indemnity obligation without the prior written consent of the
                  Indemnifying Party.  Each Indemnified Party shall have the right, but not the duty, to participate in the defense of any claim with attorneys of its own choosing and at its own cost, without relieving the Indemnifying Party of any obligations hereunder.

         15.4     Each party further agrees to indemnify, defend and hold harmless the other from and against any and all Taxes and related assessments, levied upon or advanced by the Indemnified Party but that ultimately the Indemnifying Party would be responsible for paying and resulting from any transaction or activity contemplated by this Agreement.

         15.5     The rights and obligations of the parties under this Section 15 shall survive the termination or expiration of this Agreement.

16.      INSURANCE

         16.1     Mesa shall procure and maintain for the benefit of Frontier during the term of this Agreement with insurance carriers of known financial responsibility, insurance of the type and in the amounts listed below:

                  a.       comprehensive airline liability insurance, including
                           comprehensive general liability, passenger (including
                           Codeshared Passengers and all other revenue and non-revenue passengers), baggage, cargo, mail and aircraft third party legal liability (all policies shall be extended to include war risks, hijacking and allied perils), in an amount not
                           less than Three Hundred Million Dollars (US $300,000,000)
                           (or other foreign currency equivalent) per any one
                           occurrence, or any lesser amount traditionally carried in
                           the regional airline industry under similar agreements.
                           This insurance must be primary to the extent of the
                           indemnification obligations of Mesa without right of
                           contribution from any insurance carried by Frontier, and
                           shall (i) name Frontier and the other Marketing Carrier
                           Indemnified Parties as additional insureds, (ii) contain a severability of interest clause and a breach of warranty
                           clause in favor of Frontier, and (iii) specifically insure the Operating Carrier's indemnification obligations under
                           this Agreement;

                  b.       hull all risk insurance, including war risk, and such policy shall include a waiver of subrogation in favor of Marketing
                           Carrier to the extent of the indemnity specified in Section
                           15.1; and

                  c.       Workers' compensation and employers' liability insurance
                           or such other similar or equivalent insurance carried outside of the United States, in accordance with statutory limits.

         16.2     Frontier shall procure and maintain for the benefit of Mesa during the term of this Agreement with insurance carriers of known financial responsibility, insurance of the type and in the amounts listed below:

                  a.       comprehensive airline liability insurance, including
                           comprehensive general liability, passenger (including
                           Codeshared Passengers and all other revenue and non-revenue passengers), baggage, cargo, mail and aircraft third party legal liability (all policies shall be extended to include war risks, hijacking and allied perils), in an amount not
                           less than Three Hundred Million Dollars (US $300,000,000)
                           (or other foreign currency equivalent) per any one
                           occurrence. This insurance must be primary to the extent of the indemnification obligations of Frontier without right of contribution from any insurance carried by Mesa, and shall
                           (i) name Mesa and the other Operating Carrier Indemnified
                           Parties as additional insureds, (ii) contain a severability of interest clause and a breach of warranty clause in favor of Mesa, and (iii) specifically insure Frontier's
                           indemnification obligations under this Agreement;

                  b.       hull all risk insurance, including war risk, and such policy shall include a waiver of subrogation in favor of Operating
                           Carrier to the extent of the indemnity specified in Section
                           15.1; and

                  c.       workers' compensation and employers' liability insurance or such other similar or equivalent insurance carried outside of the United States, in accordance with statutory limits.

         16.3     Both Mesa and Frontier shall provide to each other certificates of insurance evidencing the required coverage within five (5) Business
                  Days after the effective date of this Agreement and thereafter within five (5) days of the date of any renewal of such coverage.  The certificates must indicate that the above coverage shall not be canceled or materially altered without thirty (30) days' advance written notice to either party and that either party shall be notified of any expiration or renewal of such coverage.  The notice period in respect of war and allied perils coverage shall be 7 days or such lesser period as is or may be available in accordance with policy conditions.

         16.4     Family Assistance.  The carriers and their insurers shall endeavor to cooperate in post-accident handling to mutually ensure that the families of accident victims are treated with the dignity, respect and financial assistance to which they are entitled.  All parties will act in the spirit of good faith and reasonableness.  Cooperation among all parties shall not be unreasonably withheld.

                  The Operating Carrier shall be responsible for performing, and incur all associated costs with respect to, all emergency response activities at the accident scene and all Family Assistance Activities as required by law (Aviation Disaster Family Assistance Act of 1996 -
                  49 U.S.C. 1136 and 41113.) or usual custom and practice.
                  The Operating Carrier and its insurers agree to be responsible for the following:

                  a.       Costs of defense;
                  b.       All associated post-accident expenses mandated by local and international law and industry agreements;
                  c.       Indemnification to the Marketing Carrier for reasonable
                           services for which the Operating Carrier contracts
                  d.       Safety audits and analyses; and
                  e.       Limits of liability coverage to the extent to which the Marketing
                           Carrier has agreed to in its tariffs or conditions of contract.

17.      TAXES

         17.1     Each party shall be responsible for any net or gross income or franchise taxes (or taxes of a similar nature) on the revenues or income or any measure thereof which is attributable to it in connection with the sale of air transportation pursuant to this
                  Agreement.  Each party shall be responsible for and pay such taxes on the portion of such revenues or income attributable to it in relation to any interline service charge.

         17.2     Frontier (if it is the Ticketing Carrier) shall collect, except as otherwise prohibited by law, all Ticket Taxes relating to tickets sold or travel documents issued by it with respect to air transport pursuant to this Agreement.

18.      FORCE MAJEURE

         Except with respect to the performance of payment obligations under this
         Agreement, neither party shall be liable for delays in or failure to perform under this Agreement to the extent that such delay or failure (an "Excusable
         Delay") (a) is caused by any act of God, war, natural disaster, strike, lockout, labor dispute, work stoppage, fire, serious epidemic or quarantine restrictions, act of government or any other cause, whether similar or dissimilar beyond the control of that party; and (b) is not the result of that party's lack of reasonable diligence.  If an Excusable Delay continues for 20 consecutive days or any 30 days out of any 45-day period, the non-delayed party shall have the right, at its option to terminate this Agreement by giving the delayed party at least 30 days' prior written notice.

19.      GOVERNING LAW

         19.1     This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Colorado (without regard to its conflict of laws principles thereof ) including all matters of construction, validity and performance.

20.      COVENANT TO COMPLY WITH ALL LAWS

         20.1     In performing its obligations under this Agreement, each party shall, at its own cost and expense, fully comply with, and have all licenses under, all applicable federal, state, provincial and local laws of the United States, including rules and regulations promulgated by the
                  U.S. National Transportation Safety Board, Department of
                  Transportation, U.S. Federal Aviation Administration and the U.S.
                  Department of Defense.

         20.2     If either party has notice that a provision of this Agreement is contrary to any applicable laws or governmental regulations, that party shall immediately notify the other party in writing, such notice to include a description of the perceived violation of regulation and supporting written materials that facilitate the other party's investigation of such perceived violation.

21.      PUBLICITY

         Except as required by applicable law, neither party may issue any written press release concerning this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

22.      CONFIDENTIALITY

         22.1     Except as necessary to obtain any Government Approvals or as otherwise provided below, each party shall ensure that its directors, officers, employees, Affiliates, and professional advisors
                  (collectively, the "Representatives"), at all times, maintain strict confidence and secrecy in respect of all Confidential Information of the other party (including its Affiliates) received directly or indirectly as a result of this Agreement.  If a  party (the
                  "Disclosing Party") is requested to disclose any Confidential
                  Information of the other party (the "Affected Party") under the terms of a subpoena or order issued by a court or governmental body, it shall (a) notify the Affected Party immediately of the existence, terms and circumstances surrounding such request, (b) consult with the Affected Party on the advisability of taking legally available steps to resist or narrow such request and (c) if any disclosure of
                  Confidential Information is required to prevent the Disclosing Party from being held in contempt or subject to other legal penalty, furnish only such portion of the Confidential Information as it is legally compelled to disclose and use commercially reasonable efforts
                  (at the cost of the party whose Confidential Information is being protected) to obtain an order or other reliable assurance that confidential treatment shall be accorded to the disclosed
                  Confidential Information.  Each party agrees to transmit Confidential
                  Information only to such of its Representatives as required for the purpose of implementing and administering this Agreement, and shall inform such Representatives of the confidential nature of the
                  Confidential Information and instruct such Representatives to treat such Confidential Information in a manner consistent with this
                  Section 22.1.

         22.2     Within 90 days after the termination of this Agreement, each of
                  Frontier and Mesa shall, either deliver to the other party or destroy all copies of the other party's Confidential Information in its possession or the possession of any of its representatives
                  (including, without limitation, any reports, memoranda or other materials prepared by such party or at its direction) and purge all copies encoded or stored on magnetic or other electronic media or processors, unless and only to the extent that the Confidential
                  Information is necessary for the continued administration and operation of such party's programs or is reasonably necessary in connection with the resolution of any dispute between the parties.

         22.3     Each party acknowledges and agrees that in the event of any breach of this Section 22, the Affected Party shall be irreparably and immediately harmed and could not be made whole by monetary damages.
                  Accordingly, it is agreed that, in addition to any other remedy at law or in equity, the Affected Party shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Section 22 and/or compel specific performances of this Section 22.

         22.4     The confidential obligations of the parties under this Section 22 shall survive the termination or expiration of this Agreement.

23.      ASSIGNMENT

         None of the parties may assign or otherwise convey or transfer any of its rights under this Agreement, or delegate or subcontract any of its duties hereunder, without the prior written consent of the other party.

24.      SEVERABILITY

         If any provision of this Agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, such provision shall be severed from this Agreement from the jurisdiction in question and shall not affect the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or the enforceability of such provision under the law of any other jurisdiction; unless in the reasonable opinion of either party, any such severance affects the commercial basis of this Agreement, in which case the party shall so inform the other party and the parties shall negotiate to agree upon modification of this Agreement so as to maintain the balance of the commercial interests of the parties.  If, however, such negotiations are not successfully concluded within 90 days from the date a party has informed the other that the commercial basis has been affected, either party may terminate this Agreement by giving at least 30 days' prior written notice to the other party.

25.      EXCLUSIVITY

         25.1     Mesa has the sole and exclusive right to operate Codeshared Flights using regional jet aircraft on behalf of Frontier during the term of this
         Agreement. In consideration of Mesa's exclusive regional jet codeshare partner air carrier status, Mesa shall have the right of first refusal to institute any new services (cities or flights) that are forecasted to be profitable by
         Frontier.  Depending on the availability of equipment, such services shall be inaugurated  no later than eighteen months  following the recommendation by
         Frontier. Frontier may not request service to more than two markets in any six calendar month period.  For purposes of this Agreement, "Six Calendar Month
         Period" means each period commencing on January 1 and ending on June 30 and commencing on July 1 and ending on December 30, with the first Six Month
         Calendar Month commencing on January 1, 2003.  If Mesa declines to provide the requested service, Frontier shall have the right to contract with another carrier to operate that route with the F9 code, provided that the market shall be the same as proposed to Mesa.  Mesa shall have thirty (30) days from the time it is offered the additional agreement to accept or decline such opportunity.

         25.2     Mesa Minimum Service Routes. Mesa shall have the right to operate no less than fifty percent (50%) of the frequencies in the Minimum
                  Servcie Routes. Froniter must give at least six (6) months notice to
                  Mesa of its intent to replace Mesa's service with it's own service on
                  Minimum Service Routes. If Mesa desires to increase frequency in a
                  Minimum Service Routes and Frontier is already providing service in such market, Mesa must receive written approval from Frontier (no later than 90 days) prior to implementing the service.  If Frontier requests Mesa to increase frequency in a Mesa Minimum Service Route,
                  Mesa shall have six months to increase service.  In the event that
                  Mesa fails to increase service in such market, Mesa shall only retain the ability to continue its service at then current level.

         25.3     Other than as explicitly set forth in Sections 25.1, 25.2 and 25.5 this Agreement is non-exclusive and does not preclude any party from entering into or maintaining marketing relationships, including code-sharing, with other carriers.

         25.4     Non-Mesa Exclusive Routes.  Mesa shall have the right to operate aircraft utilizing the "F9*" code on markets designated as Non-Mesa
                  Exclusive Routes.Frontier must give Mesa three months notice prior to entering or operating additional service on a non-Mesa Exclusive
                  Route currently serviced by Mesa. Should Frontier begin service in a
                  Non-Mesa Exclusive Route, Frontier shall have the right to remove the
                  "F9*" code from the Mesa operated flights. .  Frontier may request that Mesa operate concurrently in a non-Mesa Exclusive Route,  Mesa's ability to operate concurrently in that market may be revoked by
                  Frontier with a minimum of three months advance written notice.

         25.5     Except for codeshare agreements with America West Airlines, Inc., USAirways,
                  Inc. and Midwest Express Airlines, Inc., Mesa agrees not to enter into another codeshare agreement with a carrier hubbed in Denver for markets served by Frontier that originate or end in Denver, Colorado.

         25.6     On flights where Mesa operates under the F9* code, Mesa may not operate flights under another code other than the "YV" code.

26.      RELATIONSHIP OF PARTIES

         The relationship between Mesa and Frontier shall be that of independent contractors.  Each of Mesa and Frontier shall not have and shall not represent to any other person that it has, any power, right or authority to bind the other, or to assume, or create, any obligation or responsibility, express or implied, on behalf of the other, except as expressly required by this
         Agreement or as otherwise permitted in writing.  Nothing in this Agreement shall be construed to create between Mesa and Frontier and/or their respective
         Representatives any partnership, joint venture, employment relationship, franchise or agency.

27.      FURTHER ASSURANCES

         Each party shall perform such further acts and execute and deliver such further instruments and documents at such party's costs and expenses as may be required by applicable law, rules or regulations or as may be reasonably requested by the other to carry out and effectuate the purposes of this
         Agreement.

28.      MISCELLANEOUS

         28.1     This Agreement contains the entire agreement between the parties relating to its subject matter, and supersedes any prior
                  understandings or agreements between the parties regarding the same subject matter.  This Agreement may not be amended or modified except in writing signed by a duly authorized representative of each party.

         28.2     Unless otherwise expressly required in this Agreement, all notices, reports, invoices and other communications required or permitted to be given to or made upon a party to this Agreement shall be given in accordance with the procedures set forth in the Procedures Manual.

         28.3     All rights, remedies and obligations of the parties hereto shall accrue and apply solely to the parties hereto and their permitted successors and assigns; there is no intent to benefit any third parties, including the creditors of either party.

         28.4     This Agreement may be executed and delivered by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all of which taken together shall constitute one and the same instrument.

         28.5     No failure to exercise and no delay in exercising, on the part of any party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof of the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.  No waiver by any party of any term or provision of this
                  Agreement shall be deemed to have been made unless expressed in writing and signed by such party.

         28.6     This Agreement is the product of negotiations between Frontier and
                  Mesa, and shall be construed as if jointly prepared and drafted by them, and no provision hereof shall be construed for or against any party by reason of ambiguity in language, rules of construction against the drafting party, or similar doctrine.

         28.7     NEITHER PARTY SHALL BE LIABLE FOR ANY EXEMPLARY PUNITIVE, SPECIAL OR
                  CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUES, LOST PROFITS OR LOST
                  PROSPECTIVE ECONOMIC ADVANTAGE, ARISING FROM ANY PERFORMANCE OR
                  FAILURE TO PERFORM UNDER THIS AGREEMENT, EVEN IF SUCH PARTY KNOWS OR
                  SHOULD HAVE KNOW OF THE POSSIBILITY THEREOF, AND EACH PARTY HEREBY
                  RELEASES AND WAIVES ANY CLAIMS AGAINST THE OTHER PARTY REGARDING SUCH
                  DAMAGES.  FOR THE AVOIDANCE OF DOUBT, THE PARTIES AGREE THAT THE
                  FOREGOING SHALL NOT LIMIT A PARTY'S OBLIGATION TO INDEMNIFY THE OTHER
                  IN ACCORDANCE WITH SECTION 16 FOR DAMAGES ARISING OUT OF OR RELATING
                  TO CLAIM, SUIT OR CAUSE OF ACTION BY A THIRD PARTY.

         28.8     Unless otherwise expressly set forth in this Agreement, all notices, reports, invoices and other communications required hereunder to be given to or made upon any party shall be in writing, shall be addressed as provided below and shall be considered as properly given and received
                  (i) when delivered, if delivered in person (and a signed acknowledgment of receipt is obtained); (ii) one Business Day after dispatch if dispatched by a recognized express delivery service which provides signed acknowledgments of receipt; or (iii) three Business Days after deposit in the U.S. mail, if sent by certified or registered first
                  class mail, postage prepaid, return receipt requested.    For the
                  purposes of notice, the addresses of the parties shall be as set forth below; provided, however, that either party shall have the right to change its address for notice to any other location by giving at least three Business Days prior written notice to the other party in the manner set forth above.

                  If to Frontier:

                           7001 Tower Road
                           Denver, Colorado  80249
                           Attention: Vice President- Marketing and Planning
                           Phone:  720/374-4200
                           Facsimile:  720/374-4375

                           with a copy to Attention:  General Counsel

                  If to Mesa:

                           410 North 44th  Street, Suite 700
                           Phoenix, Arizona 85008
                           Attention: Vice President - Planning
                           Phone:  602/685-4000
                           Facsimile:  602/685-4350

                           with a copy to Attention:  General Counsel

         28.9     Each carrier shall have the right, at its own cost, to inspect, review, and observe the other carrier's operations of Codeshared
                  Flights, and/or to conduct a full safety and/or service audit of the other carriers operations, manuals and procedures reasonably related to the Codeshared Flights, at such intervals as each carrier shall reasonably request.  In the exercise of such right, neither carrier shall undertake any responsibility for the performance of the other's operations.  Each carrier shall carrier shall coordinate it's safety and service audits with the other so as to avoid disruptions of the other carrier's operations.  Any safety audit may include, without limitation, maintenance and operation procedures, crew planning, reservations, passenger and baggage handling, customer service, personnel records, spare parts, inventory records, training records and manuals, flight training and operational records.

         IN WITNESS WHEREOF, the day authorized representatives of the parties have executed this Agreement as of the date first indicated above.

FRONTIER AIRLINES, INC.                     MESA AIRLINES, INC.

By:       ___________________________             By:   ________________________
Name:     ___________________________             Name:  _______________________
Title:    ___________________________             Title:  ______________________

Attachments:
Annex A - Definitions
Annex B - Codeshared Flights
Annex C - Mesa Mininum Service Markets and Mesa Exclusive Routes

                                        ANNEX A
                                      DEFINITIONS

"ACH" means Airlines Clearing House, Inc., a clearing house which administers and implements revenue settlement between carriers by reference to ACH's Manual of
Procedure.

"Affiliate" means with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by, or under common control with, such person or entity.  For purposes of this definition, "control" (including "controlled by" and "under common control with") means the power directly or indirectly, to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

"Airline Guides" means the printed and electronic data versions of the "Official
Airline Guide" and its respective successor.

"ATA" means the Air Transport Association.

"Business Day" means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are required by law, regulation or executive order to be closed.

"Codeshared Flights" means all flights operated by Mesa which carry the Frontier "F9"
flight designator code.  Such flights shall be established by mutual agreement, and specifically include services operated on Mesa Exclusive Routes and Mesa Minimum
Service Routes.  The currently agreed routes for all such flights are listed in Annex
B; routes may be added or deleted from Annex B upon mutual agreement of Frontier and
Mesa and shall be reflected in a signed written amendment to Annex B.

"Codeshared Passenger" means a passenger traveling on a Marketing Carrier Ticket.

"Codeshared Services" means the actual transportation of passengers on Codeshared
Flights per this Agreement.

"Conditions of Carriage" means those tariffs and rules of carriage of a party that govern the transport of passengers traveling on tickets showing such party's two letter flight designator code in the carrier code box of the flight coupon.

"Confidential Information" means (a) all confidential or proprietary information of a party, including, without limitation, trade secrets, information concerning past, present and future research development, business activities and affairs, finances, properties, methods of operation, processes and systems, customer lists, customer information (such as passenger name record or "PNR" data) and computer procedures and access codes; and (b) the terms and conditions of this Agreement and any reports, invoices or other communications between the parties given in connection with the negotiation or performance of this Agreement; and (c) excludes (i) information already in a party's possession prior to its disclosure by other party; (ii) information obtained from a third person or entity that is not prohibited from transmitting such information to the receiving party as a result of a contractual, legal or fiduciary obligation to the party whose information is being disclosed; (iii) information that is or becomes generally available to the public, other than as a result of disclosure by a party in violation of this Agreement; or (iv) information that has been or is independently acquired or developed by a party, or its Affiliate, without violating any of its obligations under this Agreement.

"CRS"  means a computerized reservations system owned or operated by any entity, including either party to this Agreement, that contains information about commercial airline schedules, fares, cargo rates, passenger and cargo tariff rules and flight availability that is made available to travel agents, cargo agents, and other non-airline entities to facilitate their ability to make reservations and issue tickets and air waybills.

"Damages" means all claims, suits, causes of action, penalties, liabilities, judgments, fines, losses and expenses of any nature or kind whatsoever under the laws of any jurisdiction (whether arising in tort, contract, under the Warsaw Convention and related instrument, or otherwise), including reasonable costs and expenses of investigating, preparing or defending any claim, suit, action or proceeding (including post judgment and appellate proceedings or proceedings that are incidental to the successful establishment of a right of indemnification), such as reasonable attorneys'
fees and fees for expert witnesses, consultants and litigation support services, but not including internal expenses of the indemnified party, such as employee salaries and the costs of cooperating in the investigation, preparation or defense of claims.

"IATA" means the International Air Transport Association.

"ISC" means the Interline Service Charge. The Interline Service Charge (ISC), as
determined and published by the ACH, is the percentage charged on an interline billing to reimburse the billing carrier for travel agent commission they paid on the ticket when it was reported to the Airlines Reporting Corporation (ARC).  Due to the various commission rates paid by all carriers, ARC looks at the amount of commission paid and the base fare of all tickets reported to them and this determines the ISC rate charged for the following three months.  An Airlines Clearing House (ACH) memo is distributed to all participating carriers quarterly to inform them whether or not this average commission percentage changes or not.

"Marketing Carrier Ticket" means a ticket issued by Frontier, Mesa or a third party for travel on a Codeshared Flight showing Frontier' two letter flight designator code in the carrier code box of the flight coupon.

"Marketing Flight(s)" means a Codeshared Flight when shown only as a flight of Frontier.

"Mesa Exclusive Routes" means routes to and from Denver where Mesa shall have the sole and exclusive right to operate flights using the F9 code. Frontier shall not introduce any flights under the F9 code using Frontier aircraft (or any other operator) on Mesa
Exclusive Routes without Mesa's express written permission, which permission may be
withheld for any reason at Mesa's complete and total discretion.   Mesa Exclusive
Routes are listed in Annex C; routes may be added or deleted from Annex C only upon mutual agreement of Frontier and Mesa and shall be reflected in a signed written amendment to Annex C.

"Mesa Minimum Service Routes" means routes to and from Denver where Mesa shall have the right to operate at least fifty percent (50%) of all flights operating under the
F9 code.  For example, if the market from BOI to DEN has three flights per day, Mesa shall be entitled to operate two of the three flights.  Mesa Minimum Service Routes are listed in Annex C; subject to the provisions of Section 25.2 of this Agreement, routes may be added or deleted from Annex C only upon mutual agreement of Frontier and
Mesa and shall be reflected in a signed written amendment to Annex C.

"Operating Carrier" means the party having operational control of an aircraft used for a given Codeshared Flight.

"Procedures Manual" means a detailed procedures manual prepared by the parties for implementing the transactions contemplated by this Agreement.

"Reservations System" means the internal computerized airline passenger or cargo reservations system used by the personnel of an airline that contains information about flight schedules, fares, cargo rates, passenger and cargo tariff rules and seat availability of that airline and other carriers, and provides the ability to make reservations and issue tickets or air waybills.

"Ticketing Carrier" means a carrier whose traffic documents are used to issue a ticket.

"Ticket Taxes" means any transactional taxes or passenger facility charges, including, without limitation, sales taxes, use taxes, stamp taxes, excise taxes, value added taxes, gross receipt taxes, departure taxes, surcharges and travel taxes, and all related charges, fees, licenses or assessments (and any interest or penalty thereon)
imposed by any authority in any country, or political subdivision thereof or public authority operating therein (including, without limitation any national, federal, state, provincial, territorial, local, municipal, port or airport authority) or levied upon it by operation of applicable law, or industry standard.  Ticket Taxes together with the taxes referred to in Section 18 are hereinafter collectively referred to as
"Taxes".

"$" or USS" or "Dollars" means lawful currency of the United States of America.

                                        ANNEX B

CODESHARED FLIGHTS                                        IMPLEMENTATION DATE

Between Denver and:

                                        ANNEX C

MESA MINIMUM SERVICE ROUTES

Between Denver and:

                           Billings, MT              (BIL)
                           Eugene, OR                (EUG)
                           Boise, ID                 (BOI)
                           Tulsa, OK                 (TUL)
                           Spokane, WA               (GEG)
                           Milwaukee, WI             (MKE)
                           Oklahoma City, OK         (OKC)

MESA EXCLUSIVE ROUTES

                           Between Denver and:

                           Burbank, CA               (BUR)
                           Cedar Rapids, IA          (CID)
                           Des Moines, IA            (DSM)
                           Fargo, ND                 (FAR)
                           Fresno, CA                (FAT)
                           Wichita, KS               (ICT)
                           Little Rock, AR           (LIT)
                           Memphis, TN               (MEM)
                           Madison, WI               (MSN)
                           Palm Springs, CA          (PSP)
                           Santa Barbara, CA         (SBA)